Exhibit 18

March 25, 2013

To the Members

Aurora Diagnostics Holdings, LLC

11025 RCA Center Drive, Suite 300

Palm Beach Gardens, FL 33410

Dear Members:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in Aurora Diagnostics Holdings, LLC’s Annual Report on Form 10-K for the year ended December 31, 2012 and issued our report thereon dated March 25, 2013. Note 5 to the financial statements describes a change in accounting principle related to changing the timing of the annual goodwill impairment test from the September 30 to November 30. It should be understood that the preferability of one acceptable method of accounting over another for a change in the date of the annual goodwill impairment test has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ McGladrey LLP